Exhibit 21.1

LIST OF SUBSIDIARIES

Greece Renewable Energy Ventures 1, LLC, a California Limited Liability corporation

IAS Electronics (Shenzhen) Co., Ltd., a PRC WOFE

International Assembly Solutions, Limited, a Hong Kong corporation

Solar Green Technology S.p.A

Solar Tax Partners 2, LLC, a California Limited Liability corporation

SPI China (HK) Limited, a Hong Kong corporation

SPI China (PRC)

SPI Construction

SPI Manufacturing, Inc.

SPI Solar New Jersey, Inc. a New Jersey corporation

YES! Construction Services

YES!